SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant [X]
Filed by a party other than the Registrant [  ]

Check the appropriate box:
[  ]   Preliminary Proxy Statement
[  ]   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]   Definitive Proxy Statement
[X]   Definitive Additional Materials
[  ]   Soliciting Material Pursuant to Section 240.14a-12

AMCAP Fund, Inc.
American Balanced Fund, Inc.
The American Funds Income Series
American Funds Money Market Fund
American Funds Short-Term Tax-Exempt Bond Fund
American Funds Target Date Retirement Series, Inc.
The American Funds Tax-Exempt Series I
The American Funds Tax-Exempt Series II
American High-Income Municipal Bond Fund, Inc.
American High-Income Trust
American Mutual Fund, Inc.
The Bond Fund of America, Inc.
Capital Income Builder, Inc.
Capital World Bond Fund, Inc.
Capital World Growth and Income Fund, Inc.
EuroPacific Growth Fund
Fundamental Investors, Inc.
The Growth Fund of America, Inc.
The Income Fund of America, Inc.
Intermediate Bond Fund of America
International Growth and Income Fund, Inc.
The Investment Company of America
Limited Term Tax-Exempt Bond Fund of America
The New Economy Fund
New Perspective Fund, Inc.
New World Fund, Inc.
Short-Term Bond Fund of America, Inc.
SMALLCAP World Fund, Inc.
The Tax-Exempt Bond Fund of America, Inc.
Washington Mutual Investors Fund, Inc.
______________________________________________
(Name of Registrant as Specified In Its Charter)

__________________________________________________________
(Name of Person(s) Filing Proxy Statement, other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)  Proposed maximum aggregate value of transaction:
      (5)  Total fee paid:

[  ]   Fee paid previously with preliminary materials.

[  ]   Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

Article in the September Flyer

Important proxy vote for all shareholders

In late August, all American Funds shareholders will begin receiving proxy materials asking them to vote on measures designed to reduce expenses for fund shareholders and provide the funds with more investment flexibility.

Some of the eight proposals will affect all of the American Funds, and some apply only to certain funds. The proposals fall into categories that include:
• fund business, such as electing members to the funds’ boards
• agreements between the funds and Capital Research and Management Company,SM the investment adviser to the funds
• definition of the funds’ investment policies

Please alert your clients who are invested in the American Funds that they will receive proxy materials for each account by mail. Encourage them to vote promptly in order to avoid receiving follow-up phone calls and mailings about these important proxy measures. You can also direct them to our shareholder website, americanfunds.com/vote, for more information and access to electronic voting.

Article in the October Flyer

Important reminder about proxy votes

All American Funds shareholders were recently mailed proxy materials asking them to vote on measures designed to increase investment flexibility and streamline fund administration, which may reduce some fund expenses.

In all, shareholders have been asked to consider eight measures including proposals regarding definitions of fund investment policies; agreements between the funds and their investment adviser, Capital Research and Management CompanySM; and fund board elections. Some of the measures would affect all of the American Funds, and some apply only to certain funds. American Funds Insurance Series® has scheduled a similar proxy vote.

Shareholders may receive more than one set of proxy materials in the mail — one for each separate account. To vote all shares, they must vote all ballots. Encourage your clients to vote promptly in order to avoid receiving follow-up phone calls and mailings about these important proxy measures. You can suggest that they cast their votes by signing and returning the ballot, or direct them to americanfunds.com/vote for more information and access to electronic voting.

Article in the Fall Investor

Vote on American Funds’ proposals to increase efficiency and investment flexibility

As an American Funds shareholder, you were sent proxy statements and ballots to vote on several important proposals. We encourage you to read the materials you received in the mail because they contain key information regarding these proposals. The measures seek primarily to provide the funds with greater investment flexibility and streamline fund administration.

Some proposals apply to all the American Funds while others apply only to certain funds. They include a proposal calling for a uniform set of investment policies across all funds as well as a measure that would allow the portfolio managers and analysts of The New Economy Fund to invest in growing, innovative companies beyond those in the service and information industries. Two other proposals seek the election of fund board members and a reorganization of certain funds into Delaware statutory trusts. We believe these proposed changes will make the funds more flexible and efficient and may reduce some fund expenses over time.

You have received either a complete kit containing the full proxy proposal and ballot or a shareholder meeting notice outlining the proposals and instructing you to vote by phone or online. Shareholders with multiple fund accounts have been sent multiple mailings. You should vote all the ballots you receive. The board of each fund recommends that you vote in favor of all management-initiated proposals.

Shareholders in 16 funds submitted a proposal requesting the boards adopt policies to prohibit investments in certain companies based on human rights considerations. Capital Research and Management Company and the fund boards recommend a “no” vote on this proposal. They believe that Capital’s existing policy of considering these issues on a company-by-company basis as part of the investment management process is preferable to the shareholder proposal.

If you have questions about the voting process, want to access electronic voting or would like to download the proxy statement, go to americanfunds.com/vote. If you need replacement materials, order a complimentary copy by calling 877/816-5331 or visiting proxy-direct.com/afs. Please note that shareholders who don’t complete all ballots will receive follow-up phone calls and/or mailings.

Article in the Fall Newsline

Vote on American Funds proposals to increase efficiency and investment flexibility

By now, you’ve received proxy materials and ballots that will allow you to cast your vote on several important proposals for the upcoming American Funds shareholder meetings. The measures are designed primarily to streamline fund administration and to provide the funds with more investment flexibility.

What are these proposals? Some of the proposals apply to all of the American Funds while others apply only to certain funds. They range from a uniform set of fundamental investment policies across all funds to an expansion of the investment universe for The New Economy Fund. Currently, The New Economy Fund is restricted to investing in companies in service and information industries — the change would allow the fund’s managers to invest in growing, innovative companies regardless of industry classification. Two other proposals seek the election of fund board members and a reorganization of certain funds into Delaware statutory trusts. Why? We believe these proposed changes will make the funds more flexible and efficient and may reduce some fund expenses.

How do I vote? Shareholders received either a complete kit containing the full proxy proposal and ballot or a shareholder meeting notice outlining the proposals and asking shareholders to vote by phone or online. Shareholders with multiple accounts will receive multiple mailings. The bottom line? Shareholders should vote all ballots they receive. The board of each fund recommends that shareholders vote in favor of all management-initiated proposals.

In addition, shareholders of 16 funds submitted a proposal requesting the boards adopt policies to prohibit investments in certain companies based on human rights considerations. Capital Research and Management Company, the funds’ investment adviser, and the fund boards recommend a “no” vote on this proposal. They believe the adviser’s existing policy of considering human rights issues on a company-by-company basis as a part of the investment management process is preferable to the shareholder proposal.

We want to hear from you. As an American Funds shareholder, your participation in this proxy vote is key. We encourage you to read the materials you received in the mail because they contain important information regarding the proposals. Questions about the voting process? Go to americanfunds.com/vote for more information, access to electronic voting or to download a copy of the proxy statement. You can also order a complimentary copy by calling 877/816-5331 or visiting proxy-direct.com/afs. Please note that shareholders who don’t complete all ballots will receive follow-up phone calls and/or mailings.

Article on the Capital Group Intranet

American Funds urges shareholders to vote on several key proposals

This month, American Funds shareholders are being asked to vote by proxy on a number of significant proposals, which, if adopted, will streamline fund administration activities and promote greater investment flexibility.

All CGC associates who own American Funds (outside of the Master Retirement Plan, 401(k) Tax Advantage Plan or a 529 CollegeAmerica account) are strongly encouraged to promptly vote their shares, which can be done online. (You will receive specific voting instructions based on the fund shares you own.)

The proxy vote will impact all American Funds shareholders, and it’s the broadest vote the funds have ever undertaken. It covers eight proposals, some of which will affect all the funds, and others that apply only to certain funds.

Reducing fund board clusters

One proposal will reduce the number of fund board clusters. “There are currently nine clusters, but we’d like to move toward six,” says Mike Downer, senior vice president and coordinator of Legal and Compliance for Capital Research and Management Company.

“This will bring several benefits over time. We’ll be able to focus on fewer independent fund directors and decrease the number of board-related meetings. This will not only maximize our ability to be effective, but also will result in cost savings for the funds and our organization.”

Because law requires a certain number of fund directors to be elected by shareholders, it made sense to go out to all shareholders for a vote. In that way, the fund boards can add new members for a longer period without incurring the expense of conducting additional shareholder meetings.

Making the most of the proxy

“When we decided to implement the vote for board members, we thought about other issues we could address at the same time,” Mike says. “A lot of thought went into what should be on the proxy. We concluded it would be most cost effective to get everything we need done at once.”

Several issues had been lingering for a long time. One related to the different jurisdictions in which the funds had been registered. “The funds are organized under four different forms of corporate organization,” Mike notes. “At one point, this structure offered certain advantages. But those distinctions have disappeared, and now it only adds unnecessary complexity.”

As a result, a proposal was added to organize all funds into a Delaware statutory trust. This will reduce the number of shareholder meetings required, and help make operations more efficient, which will reduce expenses. Mike adds, “Working within one set of rules is simpler, and there’s less opportunity for something to fall through the cracks.”

Other proposals in the proxy include:

•	Updating fundamental investment policies
The funds are still subject to restrictions from many investment policies imposed by states before 1996, when the U.S. government pre-empted the states’ ability to do that. The proxy contains a proposal to streamline the fundamental investment policies to make them as consistent as possible across all funds and provide maximum flexibility.

•	Allowing for incorporation of CRMC investment divisions
Another proposal calls for the reorganization as corporate entities of the investment divisions of CRMC (Capital Research Global Investors and Capital World Investors, which were created through the disaggregation efforts at CRMC several years ago). Incorporation will help these divisions be recognized as separate investment entities for purposes of ownership reporting and takeover limits in countries such as Japan and Germany.

“The U.S. recognizes these divisions without requiring incorporation,” Mike says. “But outside the U.S., there are major countries that only recognize incorporated entities as disaggregated. At the same time, we’ve applied to the Securities and Exchange Commission for an order to allow us to have one shareholder vote that enables us to assign management of assets to whatever Capital-affiliated investment group is best suited to the needs of the funds, without triggering additional shareholder votes.”

•	Other proposals
The remaining proposals pertain to individual funds, such as an expansion of the investment universe for The New Economy Fund® and its variable annuity counterpart, American Funds Insurance Series Global Discovery Fund®. They also address some unique issues, including an “anti-genocide” proposal submitted by shareholders of certain funds.

“This was submitted by a group that’s making a similar request of other large fund complexes,” says Mike. “It’s an advisory vote only, not binding, requesting fund boards to prevent holdings in companies that contribute to genocide and crimes against humanity. We believe a better approach is to consider these matters as part of the investment process, which our organization already does.”

Prompt voting encouraged

Because of the nature and scope of the proposals in the proxy, every effort is being made to get shareholders to vote promptly so the required threshold is met quickly.

Proxy materials are being carefully planned to obtain the desired outcome at the lowest cost. Shareholders with larger holdings will receive a hard-copy packet (printed on low-cost paper) fully detailing all the proposals, while shareholders with smaller holdings will receive a letter directing them to a website where they can read the proxy statement and vote.

The sooner the required threshold of shareholder votes is met, the better. Capital has hired two proxy solicitation firms to contact shareholders directly if they haven’t voted by a certain date—so earlier voting would reduce this expense. The firms also analyzed all shareholder data to determine which funds require the greater effort to obtain a vote. “Our goal is to be as cost sensitive as possible,” Mike says.

AFIS has scheduled a similar proxy vote.

Shareholders may vote online, by phone, or by signing, dating and returning the proxy ballot they receive. Proxy materials will provide instructions detailing how to vote using these methods. For The Investment Company of America®, voting will end on 27 October, the date of its shareholder meeting. For the other funds, voting will end on 24 November, the date of their shareholder meeting. If approved, the proposals are anticipated to take effect in 2010.

Emails to Retirement Plan Sponsors

Subject:  Upcoming American Funds proxy mailing [PlanPremier® or PlanPremier TPA®]

Dear plan sponsor:

You will soon be receiving by mail proxy materials related to the American Funds mutual funds offered in your retirement plan. The proxy statement asks shareholders to consider a number of proposals that are designed to provide the funds with more investment flexibility and streamline fund administration, which may reduce expenses for fund shareholders. We encourage you to vote in a timely manner to help the funds avoid the cost of additional mailings.

You may vote online at www.proxy-direct.com/afs, by calling 800/337-3503 or by signing, dating and returning the proxy ballot you receive. Voting will end October 27, 2009 (for The Investment Company of America®), or November 24, 2009 (for all other funds), the dates of the shareholder meetings.

You can find more information about the proposals, including a video, by clicking here.

Thank you for your attention to this important matter.

Subject: Upcoming American Funds proxy mailing

Dear third-party administrator:

American Funds plan sponsors will soon be receiving proxy materials that ask them to consider a number of proposals that are designed to provide the funds with more investment flexibility and streamline fund administration, which may reduce expenses for fund shareholders.

The proposals include the following:

•	The election of fund board members
•
The approval of an Agreement and Plan of Reorganization that provides for the reorganization of each fund from a Delaware corporation, Maryland corporation or Massachusetts business trust into a Delaware statutory trust

•	The update of the funds’ fundamental investment policies
•
The approval of a policy allowing Capital Research and Management Company (CRMC) to appoint subsidiary advisers to manage the day-to-day investment activities of the funds without additional shareholder approval

•	The approval of amendments to the funds’ Investment Advisory and Service Agreements with CRMC
•	The approval of changes to the investment objectives of The New Economy Fund®
•
The consideration of a proposal submitted by shareholders of certain funds that requests the Boards of these funds to “institute procedures to prevent holding investments in companies that, in the judgment of the Board, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights.”

The Board of each fund recommends that shareholders vote in favor of all management-initiated proposals and against the shareholder-submitted proposal. Voting will end October 27, 2009 (for The Investment Company of America®), or November 24, 2009 (for all other funds), the dates of the shareholder meetings.

Thank you for your continued support of American Funds.

Email responses to requests for more proxy information

Subject Line: Regarding American Funds - As Requested

As discussed, we have attached the joint proxy statement and information about the upcoming American Funds shareholder meeting.

The Board of your Fund(s) has reviewed the proposals as detailed in the proxy statement and for the proposals that apply to your fund(s), urges a vote in favor of Proposals 1 through 7 and against Proposal 8 as explained in the joint proxy statement.

Please take a moment to review the statement and if you have any questions, or are ready to cast your vote by telephone, please call toll-free 1-###-###-####.  We are available to answer your questions from 9:00am until 11:00pm Eastern Time weekdays and from Noon to 6:00pm Eastern Time on Saturday.

If you would prefer, and have your proxy card(s), you may vote via the internet (www.proxy-direct.com/afs) or by touchtone telephone (1-xxx-xxx-xxxx), which are available 24 hours a day.

Thank you for your time and your attention to this matter.

Subject Line: Regarding American Funds - As Requested

As discussed, we have attached the joint proxy statement and information about the American Funds shareholder meeting.

We are trying to avoid any further adjournment of the shareholder meeting for the Fund(s) which was originally scheduled for <Original Meeting Date>.

The Board of your Fund(s) has reviewed the proposals as detailed in the proxy statement and, for the proposals that apply to your Fund(s), urges a vote in favor of Proposals 1 through 7 and against Proposal 8 as explained in the joint proxy statement.

Please take a moment to review the statement and if you have any questions, or are ready to cast a vote by telephone, please call toll-free 1-###-###-####.

We are available to answer your questions from 9:00am until 11:00pm Eastern Time weekdays and from Noon to 6:00pm Eastern Time on Saturday

If you would prefer, and have your proxy card(s), you may vote via the internet (www.proxy-direct.com) or by touchtone telephone (1-xxx-xxx-xxxx), available 24 hours a day.

Thank you for your time and your attention to this matter.